July 2026

Preliminary Pricing Supplement No. 17,157

Registration Statement Nos. 333-293641; 333-293641-01

Dated July 2, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered Securities will pay no interest, provide a minimum payment at maturity of only 12% of the stated principal amount and have the terms described in the accompanying product supplement for participation securities, index supplement, tax supplement and prospectus, as supplemented or modified by this document. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates, as further described below. At maturity, if the final average index value is greater than or equal to the upper strike index value, investors will receive $1,425.70 per $1,000 stated principal amount plus an additional return of 1.98% for each 1% by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity, as set forth below. If the final average index value is less than the upper strike index value but greater than or equal to the middle strike index value, investors will receive the stated principal amount of their investment plus a return of 3.87% for each 1% of the initial average index value by which the final average index value exceeds the middle strike index value. However, if the final average index value is less than the middle strike index value, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 12% of the stated principal amount. Investors may lose up to 88% of the stated principal amount of the Buffered Securities. These long-dated Buffered Securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the strike return and buffer features that in each case apply to a limited range of performance of the underlying index. The Buffered Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 6, 2032
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$
Payment at maturity per Buffered Security:

If the final average index value is greater than or equal to the upper strike index value:

$1,425.70 + [$1,000 × index return × 198%]

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final average index value is less than the upper strike index value but greater than or equal to the middle strike index value:

$1,000 + [$1,000 × index strike return × 387%]

If the final average index value is less than the middle strike index value:

($1,000 × index performance factor) + $120

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity be less than $120 per Buffered Security.

Index return:	(final average index value – upper strike index value) / initial average index value
Index strike return:	(final average index value – middle strike index value) / initial average index value
Initial average index value:	The arithmetic average of the index closing values on each of the initial averaging dates
Upper strike index value:	99% of the initial average index value
Middle strike index value:	88% of the initial average index value
Final average index value:	The arithmetic average of the index closing values on each of the final averaging dates
Initial averaging dates:	Each index business day on which there is no market disruption event during the approximately 3-month period from and including July 1, 2026 to and including September 29, 2026.
Final averaging dates:	Each index business day on which there is no market disruption event during the approximately 3-month period from and including April 1, 2032 to and including June 30, 2032.
Buffer amount:	12%
Minimum payment at maturity:	$120 per Buffered Security (12% of the stated principal amount)
Index performance factor:	Final average index value divided by the initial average index value
Maximum payment at maturity:	$1,643.50 per Buffered Security (164.35% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security (see “Commissions and issue price” below)
Pricing date:	July 6, 2026
Original issue date:	July 9, 2026 (3 business days after the pricing date)
CUSIP:	61781HHW2
ISIN:	US61781HHW25
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $973.50 per Buffered Security, or within $40.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(3)
Per Buffered Security	$1,000	$0.00(1)
$2.50(2)	$997.50
Total	$	$	$

(1)MS & Co., the agent, will not receive a sales commission in connection with the Buffered Securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $2.50 for each Buffered Security.

(3)See “Use of proceeds and hedging” on page 13.

The Buffered Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Buffered Securities” and “Additional Information About the Buffered Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026  Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

Investment Summary

Buffered Securities

Principal at Risk Securities

The Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032 (the "Buffered Securities") can be used:

￭As an alternative to direct exposure to the underlying index that offers upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity

￭To potentially obtain upside exposure to the underlying index in a bullish or moderately bearish scenario by taking advantage of the strike return feature

￭To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	Approximately 6 years
Maximum payment at maturity:	$1,643.50 per Buffered Security (164.35% of the stated principal amount)
Upper strike index value:	99% of the initial average index value
Middle strike index value:	88% of the initial average index value
Buffer amount:	12%, with 1-to-1 downside exposure below the buffer
Minimum payment at maturity:	$120 per Buffered Security (12% of the stated principal amount). Investors may lose up to 88% of the stated principal amount of the Buffered Securities.
Coupon:	None

The original issue price of each Buffered Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered Securities, which are borne by you, and, consequently, the estimated value of the Buffered Securities on the pricing date will be less than $1,000. We estimate that the value of each Buffered Security on the pricing date will be approximately $973.50, or within $40.00 of that estimate. Our estimate of the value of the Buffered Securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered Securities on the pricing date, we take into account that the Buffered Securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Buffered Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered Securities?

In determining the economic terms of the Buffered Securities, including the maximum payment at maturity, the buffer amount, the upper strike index value, the middle strike index value and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered Securities?

The price at which MS & Co. purchases the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing,

July 2026 Page 2

Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

selling, structuring and hedging the Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered Securities, and, if it once chooses to make a market, may cease doing so at any time.

July 2026 Page 3

Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

Key Investment Rationale

The Buffered Securities offer upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity, to the extent that the final average index value is greater than the upper strike index value or middle strike index value, as applicable, while providing limited protection against negative performance of the underlying index. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates. At maturity, if the final average index value is greater than or equal to the upper strike index value, investors will receive $1,425.70 per $1,000 stated principal amount plus an additional return of 1.98% for each 1% by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity. At maturity, if the final average index value is less than the upper strike index value but greater than or equal to the middle strike index value, investors will receive the stated principal amount of their investment plus a return of 3.87% for each 1% of the initial average index value by which the final average index value exceeds the middle strike index value. However, if the final average index value is less than the middle strike index value, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 88% of the stated principal amount of the Buffered Securities.

Upside Scenario 1: Leveraged Performance Up to a Cap

The final average index value is greater than or equal to the upper strike index value, and, at maturity, the Buffered Securities redeem for $1,425.70 per $1,000 stated principal amount plus an additional return of 1.98% for each 1% by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity of $1,643.50 per Buffered Security (164.35% of the stated principal amount).

Upside Scenario 2: Upside Performance Within a Specified Range

The final average index value is less than the upper strike index value but greater than or equal to the middle strike index value, and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000 plus a return of 3.87% for each 1% of the initial average index value by which the final average index value exceeds the middle strike index value.

Downside Scenario

The underlying index declines in value by more than 12% (meaning that the final average index value is less than the middle strike index value), and, at maturity, the Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final average index value from the initial average index value, plus the buffer amount of 12%. (Example: if the final average index value decreases from the initial average index value by 35%, the Buffered Securities will redeem for $770, or 77% of the stated principal amount.) The minimum payment at maturity is $120 per Buffered Security.

July 2026 Page 4

Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

How the Buffered Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered Securities based on the following terms:

Stated principal amount:	$1,000 per Buffered Security
Maximum payment at maturity:	$1,643.50 per Buffered Security (164.35% of the stated principal amount)
Upper strike index value	99% of the initial average index value
Middle strike index value:	88% of the initial average index value
Buffer amount:	12%
Minimum payment at maturity:	$120 per Buffered Security

Buffered Securities Payoff Diagram

The Underlying Index
The Buffered Securities
$1,643.50 Maximum Payment at Maturity
$1,000 Stated Principal Amount
$120 Minimum Payment at Maturity
$2,000
$1,800
$1,600
$1,425.70
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Buffered Securities
-100%
-80%
-60%
-40%
-20%
-12%
-1%
0%
10%
20%
40%
60%
80%
100%
Percentage Change in the Final Average Index Value

How it works

￭Upside Scenario 1. If the final average index value is greater than or equal to the upper strike index value, investors will receive $1,425.70 per $1,000 stated principal amount plus an additional return of 1.98% for each 1% by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity. Under the terms of the Buffered Securities, an investor will realize the maximum payment at maturity of $1,643.50 per Buffered Security (164.35% of the stated principal amount) at a final average index value of 110% of the initial average index value.

￭If the final average index value is equal to 105% of the initial average index value, the investor would receive a 54.45% return, or $1,544.50 per Buffered Security.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

￭If the final average index value is equal to 190% of the initial average index value, the investor would receive only the maximum payment at maturity of $1,643.50 per Buffered Security, or 164.35% of the stated principal amount.

￭Upside Scenario 2. If the final average index value is less than the upper strike index value but greater than or equal to the middle strike index value, investors will receive the stated principal amount of their investment plus a return of 3.87% for each 1% of the initial average index value by which the final average index value exceeds the middle strike index value.

￭If the final average index value is equal to 90% of the initial average index value, the investor would receive a 7.74% return, or $1,077.40 per Buffered Security.

￭Downside Scenario. If the final average index value is less than the middle strike index value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the underlying index from the initial average index value, plus the buffer amount of 12%. The minimum payment at maturity is $120 per Buffered Security.

￭For example, if the underlying index depreciates 45%, investors would lose 33% of their principal and receive only $670 per Buffered Security at maturity, or 67% of the stated principal amount.

The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates, and the final average index values, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. See “Risk Factors—“ You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value” and “The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including April 1, 2032 to and including June 30, 2032, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date.”

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered Securities.

Risks Relating to an Investment in the Buffered Securities

￭The Buffered Securities do not pay interest and provide a minimum payment at maturity of only 12% of your principal. The terms of the Buffered Securities differ from those of ordinary debt securities in that the Buffered Securities do not pay interest, and provide a minimum payment at maturity of only 12% of the stated principal amount of the Buffered Securities, subject to our credit risk. If the final average index value is less than the middle strike index value, you will receive for each Buffered Security that you hold a payment at maturity that is less than the stated principal amount of each Buffered Security by an amount proportionate to the decline in the final average index value from the initial average index value, plus $120 per Buffered Security. Accordingly, investors may lose up to 88% of the stated principal amount of the Buffered Securities.

￭The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity. The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity of $1,643.50 per Buffered Security, or 164.35% of the stated principal amount. Although the Buffered Securities provide positive returns if the final average index value is above the middle strike index value, because the payment at maturity will be limited to 164.35% of the stated principal amount for the Buffered Securities, any increase in the final average index value over the initial average index value by more than 10% of the initial average index value will not further increase the return on the Buffered Securities.

￭The market price of the Buffered Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Securities in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Buffered Securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final average index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Buffered Securities will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Russell 2000® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered Security if you try to sell your Buffered Securities prior to maturity.

￭The Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered Securities. You are dependent on our ability to pay all amounts due on the Buffered Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered Securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value. Because the initial average index value is calculated over daily initial averaging dates during an approximately 3-month period, the initial average index value will not be determined until the last initial averaging date, and, accordingly, you will not know the initial average index value on the pricing date. It is possible that the underlying index may increase in value over the initial averaging dates, which will increase the initial average index value. The initial average index value may be higher than if it were based on the closing value of the underlying

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

index on the pricing date or on other dates. Investing in the Buffered Securities in not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including April 1, 2032 to and including June 30, 2032, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date. The amount payable at maturity will be calculated by reference to the average of the index closing values on the final averaging dates during the period from and including April 1, 2032 to and including June 30, 2032. Therefore, in calculating the final average index value, positive performance of the underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value, calculated based on the index closing value on each of the final averaging dates, may be less than the index closing value on the last final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the index closing value on the last final averaging date. Investing in the Buffered Securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭Investing in the Buffered Securities is not equivalent to investing in the underlying index. Investing in the Buffered Securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the Buffered Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered Securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Buffered Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered Securities than those generated by others, including other dealers in the market, if they attempted to value the Buffered Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered Securities in the secondary market (if any exists) at any time. The value of your Buffered Securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered Securities will be influenced by many unpredictable factors” above.

￭The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited. The Buffered Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered Securities. MS & Co. may, but is not obligated to, make a market in the Buffered Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered Securities easily. Since

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

other broker-dealers may not participate significantly in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered Securities, it is likely that there would be no secondary market for the Buffered Securities. Accordingly, you should be willing to hold your Buffered Securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered Securities. As calculation agent, MS & Co. will determine the initial average index value, the upper strike index value, the middle strike index value and the final average index value, and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered Securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities prior to or during the initial averaging dates could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Buffered Securities. Additionally, such hedging or trading activities during the term of the Buffered Securities, including on the final averaging dates, could adversely affect the closing value of the underlying index on the final averaging dates, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying Index

￭The Buffered Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Buffered Securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered Securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered Securities or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Buffered Securities. These regulatory actions could result in restrictions on the Buffered Securities and could result in the loss of a significant portion or all of your initial investment in the Buffered Securities, including if you are forced to divest the Buffered Securities due to the government mandates, especially if such divestment must be made at a time when the value of the Buffered Securities has declined.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

￭Adjustments to the underlying index could adversely affect the value of the Buffered Securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Buffered Securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

Russell 2000® Index Overview

Bloomberg Ticker Symbol: RTY

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

The index closing value of the underlying index on July 1, 2026 was 3,012.590. The following graph sets forth the daily index closing values of the underlying index for the period noted below. We obtained the historical information presented in this document from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time.

Underlying Index Daily Index Closing Values January 1, 2021 to July 1, 2026

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

Additional Terms of the Buffered Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	FTSE Russell, or any successor thereof
Index closing value:

The index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the underlying index will be based on the alternate calculation of the underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the underlying index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the underlying index published by the underlying index publisher for the underlying index.

Interest:	None
Denominations:	$1,000 per Buffered Security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Initial averaging dates:

If any scheduled initial averaging date, including September 29, 2026, is not an index business day with respect to the underlying index or if a market disruption event occurs on any initial averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the initial average index value.

Final averaging dates:

If any scheduled final averaging date, including June 30, 2032, is not an index business day with respect to the underlying index or if a market disruption event occurs on any final averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the final average index value.

Issuer notice to registered security holders, the trustee and the depositary:

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each Buffered Security on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered Securities to the trustee for delivery to the depositary, as holder of the Buffered Securities, on the maturity date.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

Additional Information About the Buffered Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 Buffered Security
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of proceeds and hedging:

The proceeds from the sale of the Buffered Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered Securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered Securities.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due July 6, 2032

Principal at Risk Securities

On or prior to the initial averaging dates, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Buffered Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the final averaging dates so that investors do not suffer a loss on their initial investment in the Buffered Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered Securities, including on the final averaging dates, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Buffered Securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered Securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Buffered Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. MS & Co., the agent, will not receive a sales commission in connection with the Buffered Securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement. Morgan Stanley Wealth Management will receive a structuring fee of $2.50 for each Buffered Security. The costs included in the original issue price of the Buffered Securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered Securities. When MS & Co. prices this offering of Buffered Securities, it will determine the economic terms of the Buffered Securities such that for each Buffered Security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Buffered Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for participation securities, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for participation securities, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for participation securities, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Participation Securities dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement for participation securities, in the index supplement, in the tax supplement or in the prospectus.

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